Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors

GE Money Bank:

We have examined the accompanying management’s assertion that GE Money Bank (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities transactions for which the Company acted as servicer involving credit card receivables, accounts receivable and asset based lending receivables (the Platform), as of May 22, 2008 and for the period from January 1, 2008 through May 22, 2008.  Management has determined that servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iv) and 1122(d)(4)(vi) are applicable to the activities it performs with respect to the Platform, and that all other servicing criteria set forth in Item 1122(d) are not applicable to the primary servicing services provided by the Company with respect to the Platform.  Appendix B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.  Management is responsible for the Company’s compliance with those servicing criteria.  Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of May 22, 2008 and for the period from January 1, 2008 through May 22, 2008 is fairly stated, in all material respects.

/s/  KPMG LLP

Chicago, Illinois

March 24, 2009